Exhibit 10.13
Silicon Valley Bank
Amendment to Loan Documents

Borrower: Entrada Networks, Inc.
  Rixon Networks, Inc. (fka Entrada Networks-AJ, Inc.)
  Sync Research, Inc.
  Torrey Pines Networks, Inc.

Date:  October 29, 2003

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank ("Silicon") and the borrower named above ("Borrower").
The Parties agree to amend the Loan and Security Agreement between them, dated February 20, 2001 (as otherwise amended, if at all, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)
1. Modified Interest Rate. Section 2 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

2. INTEREST.

Interest Rate (Section 1.2):
A rate equal to the "Prime Rate" in effect from time to time, plus 2.5% per annum; provided that the interest rate in effect on any day shall not be less than 6.5% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Minimum Monthly Interest (Section 1.2):

    $3,000.

2. Modified Maturity Date. Section 4 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

4. MATURITY DATE (Section 6.1):

                           October 30, 2004.

3. Fee. In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $20,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

4.  Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

5.  General Provisions. T his Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: ENTRADA NETWORKS, INC. By _/s/_Dr. Kanwar Chadha __ President By _/s/ Davinder Sethi _ Secretary	Silicon: SILICON VALLEY BANK By _/s/ Kurt Miklinski_________ Title _Vice President_________

Borrower: RIXON NETWORKS, INC. By _/s/_Dr. Kanwar Chadha __ President By _/s/ Davinder Sethi _ Secretary	Borrower: SYNC RESEARCH, INC. By _/s/_Dr. Kanwar Chadha __ President By _/s/ Davinder Sethi _ Secretary

Borrower: TORREY PINES NETWORKS, INC. By _/s/_Dr. Kanwar Chadha __ President By _/s/ Davinder Sethi _ Secretary